SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2003

MILLER EXPLORATION COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	0-23431	38-3379776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3104 Logan Valley Road Traverse City, Michigan	49685
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (231) 941-0004

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

On May 29, 2003, Miller Exploration Company (the “Company” or “Miller”) announced, in a joint press release with Edge Petroleum Corporation (“Edge”), the following:

A.    Merger with Edge Petroleum.

Edge and Miller have entered into a definitive Merger Agreement (the “Merger Agreement”) pursuant to which Edge will acquire Miller in a stock for stock merger valued at $12.7 million. The number of shares of Edge stock to be issued to Miller stockholders will be based upon the average closing price of Edge’s stock over a 20 trading day period ending 5 days prior to the date of the Miller stockholders’ meeting to consider the merger, with a maximum of $5.00 per share of Edge stock and a minimum of $4.70 per share. On May 27, 2003, based upon Edge’s closing price of $5.78 per share and the number of shares of Miller stock outstanding of 2,061,253, Miller stockholders would have received approximately 2,540,000 shares (the minimum) of Edge common stock, for a conversion ratio in the merger of 1.23 shares of Edge stock per share of Miller stock. In the event the average closing price of Edge’s stock over a 20 day trading period ending 5 days prior to the date of the Miller stockholders’ meeting is $4.70 per share or less, Miller stockholders would receive approximately 2,702,128 shares (the maximum) of Edge common stock, for a conversion ratio in the merger of 1.31 shares of Edge stock per share of Miller stock.

The proposed merger is subject to conditions customary for transactions of this type, including approval of the merger by the stockholders of Miller and approval of the issuance of stock in the merger by the Edge stockholders. However, closing of the merger is not subject to the consummation of any other transaction by the Company or Edge.

All of Miller’s directors, as well as other significant Miller stockholders, who collectively own an aggregate of 1,044,347 shares of Miller common stock (representing 50.6% of the total outstanding shares of Miller common stock) have agreed to vote their shares in favor of the merger. However, in the event that the board of directors of Miller withdraws, modifies or changes its recommendation with respect to the merger in accordance with the merger agreement, the number of shares of Miller common stock which are bound to vote in favor of the merger will be reduced to 673,976 shares (representing 32.7% of the total outstanding shares of Miller common stock). All of Edge’s directors, who own an aggregate of 373,213 outstanding shares of Edge common stock representing 3.9% of the total outstanding shares of Edge common stock (and who are also the deemed beneficial owners of 929,807 shares) have agreed to vote their shares in favor of the transaction.

The proposed merger is intended to qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code.

B.    Sale of Assets to Savannah Oil and Gas.

In addition to the Merger Agreement, Miller has agreed to sell its Alabama properties effective as of January 1, 2003, to Savannah Oil and Gas L.L.C. for approximately $2.5 million, subject to certain adjustments (the “Savannah Agreement”). The subject properties were reported to have net proved reserves at December 31, 2002 of 0.7 Bcfe. After giving effect to this transaction, expected to close in the second quarter, Miller’s remaining reserves as of December 31, 2002 would have been approximately 6.1 Bcfe. Closing on the Savannah Agreement is subject to a due diligence review of these assets by Savannah.

C.    K2 Settlement.

Finally, the Company also announced that it had entered into a settlement agreement (the “Settlement Agreement”) with K2 Energy Corporation and K2 America Corporation with respect to litigation involving their respective interests in the Blackfeet Indian Reservation in Glacier County, Montana.

The foregoing summary is qualified in its entirety by reference to the Merger Agreement, the voting agreements, the Savannah Agreement, the Settlement Agreement and the press release announcing the foregoing, which are attached as exhibits hereto and are incorporated herein by reference in their entirety.

Item 7.    Financial Statements and Exhibits.

(c)    Exhibits

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Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

2.1	Plan of Merger dated May 28, 2003, by and among Edge Petroleum Corporation, Edge Delaware Sub, Inc. and Miller Exploration Company.

2.2	Stockholder Agreement executed on May 28, 2003, by Edge Petroleum Corporation and certain directors and stockholders of Miller Exploration Company as listed on Exhibit A thereto.

2.3	Form of Stockholder Agreement executed on May 28, 2003, by Miller Exploration Company and certain directors and stockholders of Edge Petroleum Corporation as listed on Exhibit A thereto.

2.4	Purchase and Sale Agreement executed on May 20, 2003 by and between Miller Oil Corporation and Savannah Oil and Gas, L.L.C.

10.1	Mutual Release of All Claims executed on May 27, 2003 by and between Miller Exploration Company and K2 Energy Corporation together with K2 America Corporation.

99.1	Press Release dated May 29, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MILLER EXPLORATION COMPANY
(Registrant)

By:	/s/ DEANNA L. CANNON
Deanna L. Cannon
Chief Financial Officer

Date: May 30, 2003

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